                                                                    Exhibit 99.1

Tecumseh Products Company                                100 E. Patterson Street
Press Release                                            Tecumseh, MI 49286

TECUMSEH PRODUCTS COMPANY REPORTS SECOND QUARTER 2006 RESULTS

Tecumseh, Michigan, August 15, 2006 . . . . Tecumseh Products Company
(NASDAQ-TECUA, TECUB) announced today its 2006 second quarter consolidated results as summarized in the following Consolidated Condensed Statements of Operations.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                        Three Months Ended    Six Months Ended
                                                             June 30,             June 30,
                                                        ------------------   ------------------
(Dollars in millions except per share amounts)            2006      2005       2006      2005
                                                        -------   --------   -------   --------
NET SALES                                               $ 456.3   $  432.8   $ 902.4   $  873.0
   Cost of sales                                          432.3      402.2     843.9      815.1
   Selling and administrative expenses                     44.3       40.9      89.5       84.2
   Impairments, restructuring charges and other items       5.0      109.8       5.6      109.9
                                                        -------   --------   -------   --------
OPERATING LOSS                                            (25.3)    (120.1)    (36.6)    (136.2)
   Interest expense                                       (11.0)      (5.5)    (19.4)     (11.6)
   Interest income and other, net                           2.9        1.7       7.9        5.0
                                                        -------   --------   -------   --------
LOSS FROM CONTINUING OPERATIONS BEFORE TAXES              (33.4)    (123.9)    (48.1)    (142.8)
   Tax provision (benefit)                                 (4.3)       0.4      (9.9)      (6.1)
                                                        -------   --------   -------   --------
   Loss from continuing operations                        (29.1)    (124.3)    (38.2)    (136.7)
   Income from discontinued operations, net of tax         62.8        1.8      62.3        1.9
                                                        -------   --------   -------   --------
NET INCOME (LOSS)                                       $  33.7    ($122.5)  $  24.1    ($134.8)
                                                        -------   --------   -------   --- ----
Basic and diluted income (loss) per share:
   Continuing operations                                 ($1.58)    ($6.73)   ($2.07)    ($7.40)
   Discontinued operations                              $  3.40   $   0.10   $  3.37   $   0.10
                                                        -------   --------   -------   --------
NET INCOME (LOSS) PER SHARE                             $  1.82     ($6.63)  $  1.30     ($7.30)
                                                        -------   --------   -------   --------
WEIGHTED AVERAGE SHARES (in thousands of shares)         18,480     18,480    18,480     18,480
                                                        =======   ========   =======   ========

     Consolidated net loss from continuing operations for the second quarter of 2006 was $29.1 million ($1.58 per share) compared to a loss of $124.3 million ($6.73 per share) in the second quarter of 2005. The change in loss from continuing operations reflected a $94.8 million reduction in operating loss before interest and taxes, including lower impairments and restructuring charges of $104.8 million and improvement in the Engine & Power Train segment offset by lower results in the Compressor and Electrical Components segments.

     Reported results for the second quarter 2006 included restructuring and asset impairment charges related to Electrical Components business for the relocation of certain electric motor production from Australia to Thailand of $2.4 million ($0.13 per share) and restructuring and asset impairment charges related to the Engine & Power Train business primarily for the consolidation of transmission production into a single U.S. facility of $2.6 million ($0.14 per share). Reported results for the second quarter 2005 included a goodwill impairment charge related to the Electrical Components business of $108.0 million ($5.84 per share) and restructuring and asset impairment charges of $1.8 million ($1.6 million net of tax or $0.09 per share) related to the Engine & Power Train ($1.1 million), Compressor ($0.2 million) and Electrical Components ($0.5 million) segments.

     Loss from continuing operations before taxes improved by $90.5 million. The increase to interest expense primarily reflected the higher average interest rates associated with the Company's current borrowing arrangements.

     In determining loss from continuing operations, the Company recognized a tax benefit of $4.3 million. The benefit resulted from U.S. accounting rules that specify allocation methods, which are applied by tax jurisdiction, between items recognized in the Statement of Operations versus the other comprehensive income portion of stockholders' equity, as well as between continuing and discontinued operations. The benefit reflected in continuing operations was more than offset by tax expense of $6.2 million recognized in conjunction with the gain on sale of a subsidiary which is included in discontinued operations. The Company's effective income tax rate was 4.4% for the first half of 2005. This rate was primarily due to non-deductibility of the goodwill impairment recognized in the second quarter of 2005.

     During the second quarter of 2006, the Company completed the sale of 100% of its ownership in Little Giant Pump Company. The operating results of Little Giant Pump Company for 2006 and the comparable prior year periods have been reclassified from continuing operations to income from discontinued operations. Under accounting rules, the Company has also allocated the portion of its interest expense associated with this operation to the discontinued operations line item. Proceeds from the sale were approximately $121 million. The Company recognized a pre-tax gain on the sale of $69.5 million. The gain on the sale, plus earnings during the Company's period of ownership, net of taxes and interest, is presented in income from discontinued operations and amounted to $62.3 million net of tax ($3.37 per share). In addition, gains of $8.5 million associated with curtailment of employee benefits formerly provided to Little Giant employees will be reflected in third quarter financial results. As required by the Company's lending agreements, the proceeds were utilized to repay a portion of the Company's debt.

     Consolidated net loss from continuing operations for the first half of 2006 was $38.2 million ($2.07 per share) compared to a loss of $136.7 million ($7.40 per share) for the same period in 2005. Year-to-date results reflected a $99.6 million reduction in operating loss before interest and taxes including lower restructuring charges of $104.3 million and better results in the Engine & Power Train and Electrical Components segments offset by lower results in the Compressor segment.

     Consolidated net sales from continuing operations in the second quarter of 2006 increased to $456.3 million from $432.8 million in 2005. Excluding the increase in sales due to the effects of foreign currency translation of $10.9 million, 2006 second quarter sales increased by 2.9%. The sales increases were attributable to the Compressor and Electrical Components segments, partially offset by a decline in sales in the Engine & Power Train segment.

     Consolidated net sales from continuing operations for the first six months of 2006 increased to $902.4 million from $873.0 million. Excluding the increase in sales due to the effects of foreign currency translation of $20.0 million, 2006 six month sales increased by 1.1%. Like the second quarter, increases were attributable to the Compressor and Electrical Components segments offset by the Engine & Power Train segment.

COMPRESSOR BUSINESS

     Second quarter 2006 sales in the Compressor business increased to $273.3 million from $247.6 million in the prior year. Compressor business sales in the first six months of 2006 increased to $524.8 million from $488.6 million in the first six months of 2005. Excluding the increase in sales due to the effects of foreign currency translation of $10.3 million for the second quarter and $19.6 million for the first six months, sales increased by 6.2% and 3.4% in the second quarter and first six months, respectively. The balance of the increases were primarily attributable to higher unit volumes in aftermarket and commercial distribution markets in the U.S. and Europe as a result of favorable weather conditions that occurred during the current quarter.

     Compressor business operating results for the second quarter of 2006 was a loss of $3.8 million compared to income of $7.4 million in the second quarter of 2005. Operating income for the six months ended June 30, 2006 amounted to $2.8 million compared to $16.0 million for the first six months of 2005. The lower operating income was attributable to lower average selling prices, unfavorable foreign currency rates and higher material and other input costs partially offset by better volumes, headcount reductions, and productivity improvements. For the second quarter, the Brazilian Real was on average 12% stronger against the U.S. Dollar in 2006 versus 2005, and the results of hedging activities were less favorable year over year in the second quarter than compared to the first quarter. Including the effects of hedging activities, the Company estimates that changes in foreign exchange rates decreased operating income by approximately $10.3 million compared to the second quarter 2005. Copper was also a significant factor as spot copper prices were on average 122% higher during the second quarter 2006 versus 2005.

ELECTRICAL COMPONENTS BUSINESS

     Electrical Components business sales were $106.9 million for the second quarter of 2006, an increase of 4.4% over sales of $102.4 million in the same quarter last year. Electrical Components business sales in the first six months of 2006 increased 6.6% to $216.0 million from $202.6 million. Second quarter trends were consistent with those of the first quarter of 2006 with higher sales in the residential and commercial markets (up 13.3% year-to-date) due to strong HVAC related sales being partially offset by lower sales (down 9% year-to-date) in the automotive motor market as a result of lower build schedules and market share losses by the Company's customers at their respective OEM customers.

     Electrical Components operating results for the second quarter of 2006 was a loss of $1.7 million compared to income of $0.2 million in the second quarter of 2005. For the first six months 2006, operating income was $3.2 million compared to an operating loss of $0.8 million in the first six months of 2005. The decline during the second quarter was primarily due to higher commodity costs, production inefficiencies associated with a facility in Mexico and costs associated with a product warranty issue. This represented a reversal of first quarter results which had improved $6.0 million over the prior year due to the higher sales volumes, improved operational efficiencies and pricing actions taken in 2005. Like the Compressor business, copper is a significant input into the cost of an electric motor. The cost of copper acquisitions were estimated to be approximately $3.7 million higher in the second quarter when compared to prices at the beginning of the year.

ENGINE & POWER TRAIN BUSINESS

     Engine & Power Train business sales were $71.5 million in the second quarter of 2006 compared to $78.7 million for the same period a year ago. First half 2006 sales amounted to $152.4 million compared to $173.6 million in the first half of 2005. The decline in sales for the second quarter and first six months was due primarily to the loss of sales of $4.9 million and $21.9 million, respectively, into the European market from the Company's former Italian subsidiary and lower sales of transmission products in the second quarter. As previously disclosed on December 28, 2005, the Company closed the engine manufacturing operations of its wholly owned subsidiary, Tecumseh Europa S.p.A., located in Turin, Italy. The shutdown was accomplished through an Italian form of court-supervised liquidation.

The effects of the liquidation were reflected in the Company's 2005 results. The Italian subsidiary was the primary, but not sole, source of engines for sales into the European market. This decline in unit volumes sold into Europe was partially offset by an increase in engine volumes sold into the United States that were primarily attributable to the placement of the Company's engines on additional product applications at existing customers. North American year-to-date engine unit deliveries were approximately 11% greater than those of the prior year.

     Engine & Power Train business operating loss for the second quarter of 2006 was $11.2 million compared to a loss of $15.5 million during the same period a year ago. For the first half of 2006, the business incurred an operating loss of $29.7 million compared to an operating loss of $36.4 million in 2005. Included in the 2006 loss were AlixPartners' fees of $4.1 million in the second quarter and $13.1 million in the first six months and a $3.5 million ($2.5 million net of tax or $0.13 per share) gain from the sale of the Douglas, Georgia engine facility. Exclusive of these two items, operating results improved by approximately 56% and 46% in the second quarter and first half of 2006, respectively, versus the comparable prior year periods. The improvement in the second quarter reflected lower fixed costs associated with plant closures, higher productivity levels in Brazil, and higher U.S. volumes, partially offset by higher commodity and transportation costs and a less favorable value of the Brazilian Real.

LIQUIDITY AND CAPITAL RESOURCES

     For the first six months of 2006, cash used by operations amounted to $93.8 million, reflecting both an operating loss and net investments in working capital and other items, particularly recoverable non-income taxes in Brazil. The cash used to fund operations and capital expenditures was provided by proceeds from the sale of Little Giant Pump Company. Proceeds from the sale of Little Giant were also used to repay amounts borrowed under the Company's new financing arrangements.

     During the first quarter of 2006, the Company's Senior Guaranteed Notes and Revolving Credit Facility outstanding at December 31, 2005 were replaced by a new financing package that included a $275 million First Lien Credit Agreement and a $100 million Second Lien Credit Agreement. The agreements provide for security interests in substantially all of the Company's assets and specific financial covenants related to EBITDA, capital expenditures, and fixed charge coverage. The EBITDA covenant is applicable through September 30, 2007 and, thereafter, the fixed charge coverage covenant applies. Additionally, under the terms of the agreements, no dividends can be paid prior to December 31, 2006 and minimum amounts of credit availability are required before dividends can be paid thereafter. The new arrangements bore a weighted average annual interest rate of 9.0% based upon outstanding balances at closing versus the rate of 6.6% applicable to the $250 million Senior Guaranteed Notes.

     As previously noted, during the second quarter the Company completed the sale of Little Giant Pump Company and proceeds from the sale were used to repay portions of the Company's new debt arrangements. Approximately, 63% of the proceeds were applied against the First Lien borrowing and 37% against the Second Lien borrowing. After giving affect to the repayments, the weighted average annual interest rate of these borrowings was 8.8% at the time of repayment. During the second quarter, the Company entered into interest rate swap agreements, effectively converting $90.0 million (or 48% of outstanding borrowings in the First and Second Lien Credit Agreements) of variable rate debt to fixed rate debt. Including the effect of these swap agreements, the effective weighted average interest rate of these borrowings was 8.8% at June 30, 2006.

     As of June 30, 2006, the Company was required to have a minimum last twelve months EBITDA (as defined under the agreement which provides adjustments for certain items, and hereafter referred to as "Adjusted EBITDA") of $27.0 million and capital expenditures not to exceed $125.0 million. The Company is currently in compliance with the covenants of the debt agreement, including the minimum Adjusted EBITDA and capital expenditure limits. The last twelve months Adjusted EBITDA was calculated to be $27.2 million and expenditures were $86.9 million.

     The Company continues to monitor its future expected results in relationship to the financial covenants specified under the terms of the respective borrowing arrangements and the amount of availability of funds provided by the computation of borrowing base. Based upon proceeds provided by the sale of Little Giant and the total availability of funds, we believe the Company has sufficient liquidity to complete its turnaround plans; however, should operating performance fall short of plan, the Company may not remain in compliance with the covenants under the agreements, or have sufficient availability of funds. In this scenario, the Company would need to obtain amendments to the borrowing arrangements. Subsequent to the third quarter, current projections are highly sensitive to the price of copper and other commodities and the Company's ability to recover higher commodity costs. As we cannot predict the movement of commodity prices, which have been substantial in recent history, we cannot predict with certainty that we can remain in compliance with the Adjusted EBITDA covenant.

     In addition, certain of the Company's foreign subsidiaries also rely on local borrowing arrangements and parent company funding to fund operations and capital expenditures. Some of these subsidiaries have losses from operations. The Brazilian engine manufacturing subsidiary has its own financing arrangements with Brazilian banks under which it is required to pay principal installments of various amounts throughout the remainder of 2006 through 2009. Historically, the subsidiary has experienced negative cash flows from operations indicating that it may not have sufficient liquidity on its own to make all required debt repayments as currently scheduled. In combination with a potential new credit facility at one of the subsidiary's banks, the potential extension of maturity dates at other of the subsidiary's banks and expected future positive cash flows of the Engine and Transmissions Group, the Company expects that the subsidiary will meet its obligations in the ordinary course of business. However, there can be no assurance that the Company will be successful in achieving any or all of these goals. If the Brazilian engine subsidiary were to default in making any of the required payments, the cross-default provisions in its First and Second Lien Credit Agreements would be triggered, which could result in the Company no longer having the ability to borrow under the First Lien Credit Agreement to meet its ongoing operating needs, as well as acceleration of its indebtedness under the First and Second Lien Credit Agreements.

OUTLOOK

     Information in this "Outlook" section should be read in conjunction with the cautionary language and discussion of risks included below.

     The outlook for the remainder of 2006 is subject to the same variables that negatively impacted the Company during the first six months of 2006 and throughout 2005. Commodity costs, key currency rates, weather and the overall growth rates of the respective economies around the world are all important to future performance. Overall, the Company does not expect these factors to become any more favorable during the year. In fact, certain key commodities, including copper, aluminum, and steel have risen precipitously in recent months. From January 1, 2006 through July 29, 2006, the prices of copper and aluminum have increased approximately 60% and 6%, respectively.

     The Company expects 2006 results to reflect those actions it has been taking to reduce costs and, potentially, the benefits of new product introductions, to the extent they are accepted in the market, and has not assumed any improvements from currencies or commodity costs. Given the recent escalation in commodity costs, realization of net improvement in total results, which was largely expected in the latter half of the year, will greatly depend on the Company's ability to pass on to its customers the cost of these sizeable commodity price increases, which are hedged to a lesser extent in the later months of the year than compared to the first half of the year. The Compressor and Electrical Components groups introduced both price increases and commodity surcharges that took effect in the months of June and July. However, since such increases were announced, commodity prices have continued to rise. As a result, the lag between when the Company experiences higher input costs and when pricing actions become effective is expected to impact future results if commodity prices do not moderate in the near future. In addition, there are no guarantees that the Company will be able to pass along future commodity increases to its customers, thus making prediction of results difficult should commodities, particularly copper, continue to escalate.

     With respect to each of the Company's segments, results in the Compressor business are expected to lag the results of 2005 throughout the year. The Electrical Components business, which had demonstrated monthly year over year improvement since August of 2005, experienced a decline in results in the second quarter in part due to the cost of copper. Future improvement will largely be dependent on the cost of copper and the factors discussed above. The Engine and Power Train business has taken several major steps to eliminate overcapacity and costs that will benefit 2006 and beyond. The Company expects the magnitude of improvements in the latter half of the year to accelerate in comparison to the first half.

     The Company will continue to focus its efforts on improving the profitability and competitiveness of its worldwide operations. It is possible that additional production relocation and consolidation initiatives will take place during 2006 and/or 2007 that could have an effect on the consolidated financial position and future results of operations of the Company. In addition, the Company continues to evaluate potential acquisitions, joint ventures and dispositions that could improve the overall competitiveness and financial position of the Company and enhance its product offerings. Such transactions could also have an effect on future results of operations.

RESULTS BY BUSINESS SEGMENTS (UNAUDITED)

                                                         Three Months Ended    Six Months Ended
                                                              June 30,             June 30,
                                                         ------------------   ------------------
(Dollars in millions)                                      2006      2005       2006      2005
                                                         -------   --------   -------   --------
NET SALES:
   Compressor Products                                   $ 273.3   $  247.6   $ 524.8   $  488.6
   Electrical Components Products                          106.9      102.4     216.0      202.6
   Engine & Power Train Products                            71.5       78.7     152.4      173.6
   Other (a)                                                 4.6        4.1       9.2        8.2
                                                         -------   --------   -------   --------
      Total net sales                                    $ 456.3   $  432.8   $ 902.4   $  873.0
                                                         =======   ========   =======   ========
OPERATING INCOME (LOSS):
   Compressor Products                                   $  (3.8)  $    7.4   $   2.8   $   16.0
   Electrical Components Products                           (1.7)       0.2       3.2       (0.8)
   Engine & Power Train Products                           (11.2)     (15.5)    (29.7)     (36.4)
   Other (a)                                                 0.4        0.2       0.7         --
   Corporate expenses                                       (4.0)      (2.6)     (8.0)      (5.1)
   Impairments, restructuring charges, and other items      (5.0)    (109.8)     (5.6)    (109.9)
                                                         -------   --------   -------   --------
      Total operating loss from continuing operations      (25.3)    (120.1)    (36.6)    (136.2)
Interest expense                                           (11.0)      (5.5)    (19.4)     (11.6)
Interest income and other, net                               2.9        1.7       7.9        5.0
                                                         -------   --------   -------   --------
LOSS FROM CONTINUING OPERATIONS BEFORE TAXES              ($33.4)   ($123.9)   ($48.1)   ($142.8)
                                                         =======   ========   =======   ========

(a)  "Other" consists of non-reportable business segments.

Previously, the Company also reported a Pump Products business segment. However, as a result of the decision to sell Little Giant Pump Company, which represented approximately 90% of the previously reported segment, such operations are no longer included in loss from continuing operations before tax. As the Company's remaining pump business does not meet the definition of an operating segment as defined by SFAS No. 131, "Segment Reporting," the Company will no longer report a Pump Products segment, and operating results of the remaining pump business are included in Other for segment reporting purposes.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

                                                      JUNE 30,   December 31,
(Dollars in millions)                                   2006         2005
                                                      --------   ------------
ASSETS
   CURRENT ASSETS:
      Cash and cash equivalents                       $  104.5     $  116.6
      Accounts receivable, net                           254.4        211.1
      Inventories                                        349.6        346.8
      Other current assets                                96.2        132.6
                                                      --------     --------
         Total current assets                            804.7        807.1
   PROPERTY, PLANT AND EQUIPMENT - NET                   584.7        578.6
   GOODWILL AND OTHER INTANGIBLES                        180.4        185.7
   OTHER ASSETS                                          294.1        229.1
                                                      --------     --------
         TOTAL ASSETS                                 $1,863.9     $1,800.5
                                                      ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
   CURRENT LIABILITIES:
      Accounts payable, trade                         $  209.3     $  187.3
      Short-term borrowings                              135.8         82.5
      Accrued liabilities                                140.6        135.3
                                                      --------     --------
         Total current liabilities                       485.7        405.1
   LONG-TERM DEBT                                        221.4        283.0
   DEFERRED INCOME TAXES                                  20.8         25.0
   PENSION AND POSTRETIREMENT BENEFITS                   226.0        226.1
   PRODUCT WARRANTY AND SELF-INSURED RISKS                12.0         14.5
   OTHER NON-CURRENT LIABILITIES                          37.1         32.4
                                                      --------     --------
         Total liabilities                             1,003.0        986.1
   STOCKHOLDERS' EQUITY                                  860.9        814.4
                                                      --------     --------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $1,863.9     $1,800.5
                                                      ========     ========

CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)

                                   Three Months Ended    Six Months Ended
                                        June 30,             June 30,
                                   ------------------   -----------------
(Dollars in millions)                2006      2005      2006      2005
                                    ------   --------   ------   --------
TOTAL STOCKHOLDERS' EQUITY
   BEGINNING BALANCE                $823.2   $1,001.2   $814.4   $1,018.3
Comprehensive income (loss):
   Net income (loss)                  33.7     (122.5)    24.1     (134.8)
   Other comprehensive income          4.0       35.3     22.4       36.4
                                    ------   --------   ------   --------
Total comprehensive income (loss)     37.7      (87.2)    46.5      (98.4)
Cash dividends declared                 --       (5.9)      --      (11.8)
                                    ------   --------   ------   --------
TOTAL STOCKHOLDERS' EQUITY
   ENDING BALANCE                   $860.9   $  908.1   $860.9   $  908.1
                                    ======   ========   ======   ========

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                        Six Months Ended
                                                            June 30,
                                                        ----------------
(Dollars in millions)                                    2006      2005
                                                        ------   -------
CASH FLOWS FROM OPERATING ACTIVITIES:
      Cash used by operating activities                 ($93.8)   ($55.5)
                                                        ------    ------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sale of assets                          130.9       1.1
   Capital expenditures                                  (32.8)    (60.5)
   Business acquisition                                   (2.0)       --
                                                        ------    ------
      Cash provided by (used in) investing activities     96.1     (59.4)
                                                        ------    ------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Dividends paid                                           --     (11.8)
   Repayment of Senior Guaranteed Notes                 (250.0)    (50.0)
   Repayment of Industrial Development Revenue Bonds     (10.5)       --
   Proceeds from First Lien Credit Agreement, net        133.1        --
   Proceeds from Second Lien Credit Agreement            100.0        --
   Repayments of Second Lien Credit Agreement            (45.1)       --
   Other borrowings, net                                  57.2      35.8
                                                        ------    ------
      Cash used in financing activities                  (15.3)    (26.0)
                                                        ------    ------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                    0.9     (12.0)
                                                        ------    ------
DECREASE IN CASH AND CASH EQUIVALENTS                    (12.1)   (152.9)
CASH AND CASH EQUIVALENTS:
   Beginning of period                                   116.6     227.9
                                                        ------    ------
   End of period                                        $104.5    $ 75.0
                                                        ======    ======

CAUTIONARY STATEMENT RELATING TO FORWARD-LOOKING STATEMENTS

     This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of the Company. Forward-looking statements can be identified by the use of terms such as "expects", "should", "may", "believes", "anticipates", "will", and other future tense and forward-looking terminology.

     Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) changes in business conditions and the economy in general in both foreign and domestic markets; ii) the effect of terrorist activity and armed conflict; iii) weather conditions affecting demand for air conditioners, lawn and garden products, portable power generators and snow throwers; iv) the success of our ongoing effort to bring costs in line with projected production levels and product mix; v) financial market changes, including fluctuations in interest rates and foreign currency exchange rates; vi) economic trend factors such as housing starts; vii) emerging governmental regulations; viii) availability and cost of materials, particularly commodities, including steel, copper and aluminum, whose cost can be subject to significant variation; ix) actions of competitors; x) the ultimate cost of resolving environmental and legal matters; xi) our ability to profitably develop, manufacture and sell both new and existing products; xii) the extent of any business disruption that may result from the restructuring and realignment of our manufacturing operations or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized; xiii) the extent of any business disruption caused by work stoppages initiated by organized labor unions; xiv)the ability of the Company to maintain adequate liquidity in total and within each foreign operation; xv) potential political and economic adversities that could adversely affect anticipated


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

sales and production in Brazil; xvi) potential political and economic adversities that could adversely affect anticipated sales and production in India, including potential military conflict with neighboring countries; xvii) our ability to reduce a substantial amount of costs in the Engine & Power Train group associated with excess capacity, and xviii) the ongoing financial health of major customers. These forward-looking statements are made only as of the date of this report, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

     Tecumseh Products Company will host a conference call to report on the second quarter 2006 results on Tuesday, August 15, 2006 at 11:00 a.m. ET. The call will be broadcast live over the Internet and then available for replay through the Investor Relations section of Tecumseh Products Company's website at www.tecumseh.com.

     Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company's Internet web site at http://www.tecumseh.com.

     Contact: Pat Walsh
              Tecumseh Products Company
              517-423-8455


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